Exhibit 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES AUGUST CASH DISTRIBUTION

Dallas, Texas, August 19, 2016 – Southwest Bank, as Trustee of the Hugoton Royalty Trust (NYSE: HGT) (the “Trust”), today declared a cash distribution to the holders of its units of beneficial interest of $0.006639 per unit, payable on September 15, 2016, to unitholders of record on August 31, 2016. The following table shows underlying gas sales and average prices attributable to the net overriding royalty for both the current month and prior month. Underlying gas sales volumes attributable to the current month were primarily produced in June.

	Underlying Gas Sales
	Volumes (Mcf) (a)		Average Gas
	Total	Daily	Price per Mcf
Current Month	1,234,000	41,000	$2.05
Prior Month	1,287,000	42,000	$1.84

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the trustee that it has deducted budgeted development costs of $50,000, production expense of $1,356,000 and overhead of $395,000 in determining the royalty payment to the Trust for the current month.

Other

The current month distribution includes a one-time reimbursement under the Oklahoma conveyance of approximately $450,000 related to operated overhead corrections for the period January 2014 through May 2016.

The current month distribution includes additional gathering fees of approximately $500,000 for the period December 2015 through May 2016 related to a gas purchase contract change that includes production from properties underlying the Oklahoma conveyance.

Excess Costs

XTO Energy has advised the trustee that continued lower gas prices caused costs to exceed revenues on properties underlying the Kansas and Wyoming net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyance.

Reserves

The prior month distribution included a deduction of approximately $274,000 related to fully replenishing the administrative expense reserve to $1,000,000. The reserve will allow the trust to pay its obligations should any extraordinary events or expenses occur, especially with commodity prices at the current level. The trustee will continue to evaluate and revise the reserve as necessary.

For more information on the Trust, please visit our web site at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs and future net profits, could differ materially due to changes in natural gas prices and other economic conditions affecting the gas industry and other factors described in Part I, Item 1A of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2015.

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Contact:	Nancy Willis Vice President Southwest Bank, Trustee 855-588-7839